AMENDMENT NO. 1


     This Amendment No. I (the "Amendment") is made this 29th day of August, 1997, to that certain Asset Purchase Agreement made by and between WorldCom, Inc. ("WorldCom") and ILD Teleservices, Inc. (f/k/a ILD Communications, Inc,; "ILD"), dated as of February 27, 1997 (the "Agreement"). In the event of any conflict between the terms of the Agreement and the terms of this Amendment No. 1, the terms of this Amendment No. 1 shall control. All capitalized terms not defined herein shall have the meaning ascribed to them in the Agreement.

         1. CLOSING DATE. The parties agree that the Closing described in Subsection 1.2 shall be no later than August 31, 1997, and that the Closing Date for accounting purposes shall be as of September 1, 1997. Upon the execution of this Amendment and transmittal of signature pages to the other party (facsimile copies acceptable), the parties agree to execute and deliver into escrow with NationsBank, N.A. (the "Escrow Agent"), all documents required to be delivered at Closing except as otherwise described herein, copies of which are attached hereto (collectively, the "Escrowed Documents"). The parties agree to instruct the Escrow Agent to (i) hold the Escrowed Documents in escrow until WorldCom has received confirmation of the transmission by wire transfer evidenced by a Federal Reserve reference number from the wire department of NationsBank, N.A. ("NationsBank") of the Cash Portion of the Purchase Price and certificates representing shares of ILD's preferred stock and common stock equal to the Preferred Stock Portion and the Common Stock Portion as described in Section 1.1.D. of the Agreement at which time the Escrowed Documents may be released to ILD, and (ii) if WorldCom does not receive such confirmation of the Cash Portion described herein by 3:00 p.m. CST, Tuesday, September 2, 1997, the Escrow Agent will release the Bill of Sale, Assignment and Assumption Agreement back to WorldCom and WorldCom will not have any further liability with respect to the sale of its Operator Services Business to ILD.

         2. ASSIGNMENT OF PREMISE LEASES. Notwithstanding anything to the contrary contained in Section 1.1 of the Agreement, the parties acknowledge and agree that at the Closing, WorldCom will assign to ILD (i) that certain lease held by WorldCom for space located in San Antonio, Texas, used by WorldCom for an Operator Call Center, and (ii) its rights under that certain Office Lease Agreement for approximately 17,000 square feet located in San Antonio, Texas (the "Office Space"), as well as WorldCom's right to receive a build-out allowance of $75,000 for the Office Space. However, premise leases for offices (including any additional office space requested by ILD after the date of the Agreement) will be assigned by WorldCom after the Closing on a date mutually agreed to by the parties. With respect to the space located in Las Vegas, Nevada, used by WorldCom for an Operator Call Center, the parties acknowledge that ILD has executed directly with the landlord a lease effective as of the Closing which lease contains terms and conditions similar to the terms and conditions contained in WorldCom's prior lease with such landlord. Further, notwithstanding anything to the contrary contained in Section 8.3 of the Agreement, the parties acknowledge and agree that the premise leases applicable to each of the Switches (as described

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therein)  will be  assigned  to ILD upon the  earlier  of (i) the  migration  of
WorldCom's traffic off of he switches as described in Section 8.3, or (ii) April 1, 1998. Notwithstanding anything to the contrary contained in the Agreement, WorldCom acknowledges that ILD will only assume approximately 3,000 square feet of the lease premises relating to the Switch in Los Angeles, California.

     3. COMPUTER UPGRADES. WorldCom acknowledges that it has commenced upgrading the personal computers located in the Office Space described in Section 2 of this Amendment. WorldCom agrees to bear all costs up to $100,000 in finalizing such upgrade project.

     4. SALE AND TRANSFER OF SWITCHES. At Closing, WorldCom agrees to assign and transfer to ILD, at no cost to ILD, a 20/20L Harris Switch (i.e., in addition to the 20/20H Harris Switch already used in WorldCom's Operator Services Business and which is being assigned to ILD at Closing); both of which Harris Switches will be shown on Exhibit 3.3. In consideration for such additional Harris Switch, ILD acknowledges that the Switches and switch sites are being delivered "AS IS, WHERE IS" and that all improvements and modifications requested by ILD (including those requests and modifications contained in that certain memo from Mr. Bob Jones) are hereby waived by ILD. WorldCom agrees to perform any maintenance or improvements to the Switches that are requested by ILD in writing; provided, however, any maintenance or improvements will be at ILD's sole expense. Further, WorldCom warrants that the Switches will be "certifiable" to DSC upon delivery to ILD unless ILD requests maintenance or improvements to the Switches in which case any necessary "recertification" to DSC will be at ILD's sole expense.

     5. CIC CODE 266. At Closing, WorldCom agrees to assign to ILD all of its rights, title and interest in carrier identification code 266 (the "CIC Code"). Provided, WorldCom makes no representations or warranties with respect to whether or not the CIC Code is active in any tandem. Further, the costs of translating the CIC Code in any tandems will be at ILD's sole expense.

     6. LOCAL AREA NETWORK. WorldCom agrees to partition its local area network and wide band network (collectively, the "Internal Network") in order to allow ILD to use such Internal Network for a period not to exceed ninety (90) days following the Closing Date ("Internal Network Transition Period"). During the first thirty (30) days of the Internal Network Transition Period, WorldCom agrees to provide the Internal Network for ILD's use at no cost to ILD. Thereafter, WorldCom will charge and ILD agrees to pay $5,000 per month for each month or partial month in which WorldCom provides, at the request of ILD, the Internal Network for ILD's use. Provided, however, WorldCom will not be under any duty or obligation to let ILD use the Internal Network after ninety (90) days following the Closing Date.

     7. ADJUSTABLE PURCHASE PRICE. In determining the Correctional Net Revenues and Other Net Revenues as described in 1.1.B.(i) and (ii) of the Agreement, the parties agree to use the applicable gross revenues during the period March, April and May, 1997. In the event a customer contract was entered into prior to the Closing Date for which WorldCom did not receive revenues in all such months, the parties agree to negotiate in good faith concerning the impact of such contracts on the Adjustable Purchase Price taking into account a full three (3) months' revenues (i.e.,

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excluding  any '~ramp up"  revenues)  ("Additional  Contracts").  Provided,  the determination made hereunder with respect to such Additional Contracts will be made on February 15, 1998, and any amounts owed WorldCom by ILD will be paid on or before March 1, 1998. Notwithstanding anything to the contrary contained in the Agreement including without limitation Section 1.1.B., WorldCom has prepared and ILD has accepted that certain Purchase Price Payment Summary (the "Summary") dated concurrently herewith and attached hereto, which includes among other information, WorldCom's calculation of the Purchase Price as well as the following list of cash payments which will, subject to Section 9 below, be due and owing to WorldCom by ILD after the Closing (the "True-Up Amount"): (i) Accounts Receivable as of August 31, 1997, (ii) Outstanding B&C Advances as of August 31, 1997, (iii) Operating Expenses subsequent to 8/31/97, and (iv) Commission Payments on certain specified accounts. Further, the True-Up Amount may be offset by the amount of the Accrued Vacation Pay which is also shown on the Summary. Provided, further, in the event (i) any agreement for which WorldCom does not have a written agreement, or (ii) any agreement requiring a customer's consent to the assignment of such agreement which consent has not
been  obtained  by  WorldCom  (collectively,   the  "Special  Agreements"),   is
terminated by the customer on or before March 1, 1998, WorldCom agrees to transfer shares of ILD's redeemable preferred stock received by it pursuant to
Section 1.1(D) in an amount equal to three (3) times the average monthly Correctional Net Revenues (or four (4) times the average monthly Other Net Revenues, whichever is applicable) attributable to such terminated Special Agreement. Further, ILD agrees to pay WorldCom a Commission (as described in Section 8 of this Amendment) for those revenues attributable to such terminated Special Agreement for the period of time between Closing and the effective date of termination.

         8. COMMISSIONS. ILD agrees to pay WorldCom a two and one-half percent (21/2%) commission per month (the "Commission") commencing as of September 1, 1997, on the billed revenue attributable to the following agreements (which agreements will not be used in calculating the Adjustable Purchase Price): (i) that certain Payphone InterLATA Services and Commission Agreement entered into between WorldCom and Ameritech Payphone Services, or (ii) any agreement for 0+ services with US West, Ameritech, Nynex or Bell Atlantic. Further, ILD agrees to negotiate with WorldCom concerning future Commissions to be paid to WorldCom on any other 0+ agreements executed by ILD after the date of the Closing with which WorldCom reasonably assisted ILD in obtaining or which reflects a business opportunity brought to ILD by WorldCom.

         9. REVENUES; ACCOUNTS RECEIVABLE; B&C ADVANCES; EXPENSES. WorldCom acknowledges that ILD is entitled to all revenues from and ILD acknowledges that it is responsible for all expenses attributable to the Operator Services U.S. division commencing September 1, 1997. In the event
WorldCom receives any payments attributable to the time period on or after September 1, 1997 which relate to operator services and which do not correspond or relate to WorldCom's Accounts Receivable described herein, WorldCom agrees to remit such monies to ILD. WorldCom will provide ILD with a final list of accounts receivable outstanding as of August 31, 1997 (the "WorldCom Accounts Receivable"), and a final list of outstanding B&C advances as of August 31, 1997 (the "Outstanding B&C Advances") as soon as possible after Closing but in no event later than September 30, 1997. ILD agrees to remit to WorldCom all amounts received

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by it after September 1, 1997,  which are  attributable  to WorldCom's  Accounts
Receivable and remit to WorldCom the final amount of Outstanding B&C Advances made by WorldCom. ILD agrees to reimburse WorldCom for any expenses actually paid by WorldCom on or after the Closing Date relating to its Operator Services U.S. division (i.e., expenses that made be paid inadvertently by WorldCom after the Closing Date). ILD agrees to reimburse WorldCom for such expenses within ten
(10) business days after receipt of an invoice from WorldCom.

         10. EXHIBITS. ILD acknowledges that WorldCom has provided the Exhibits required under the Agreement. The parties agree to work together, in good faith, to resolve any such disputes that may exist in the Exhibits. Notwithstanding anything to the contrary contained in the Agreement, the parties acknowledge that any Exhibit(s) requiring information as of August 31, 1997 (e.g., WorldCom's Accounts Receivable described in Section 9 above), may be incomplete as of the Closing. In such case, WorldCom agrees to provide true and accurate copies of such Exhibit(s) on the date otherwise specified herein or as soon as commercially practicable.

         11. EMPLOYEES. ILD acknowledges that WorldCom has provided a list of employees in its Operator Services U.S. division as required under Section 4.8 and ILD has identified employees from such list that ILD intends to contact concerning employment with ILD. To the extent legally permissible, WorldCom agrees to allow ILD to "piggyback" its employee health and dental insurance plans for a period not to exceed sixty (60) days following the Closing Date (the "Coverage Period"). In such case, ILD agrees to reimburse WorldCom for all expenses associated with such plans, including without limitation, the cost of any premiums and catastrophic payments, if any, made by WorldCom in the ordinary course of WorldCom's business for such employees during such Coverage Period.

         12. ANCILLARY AGREEMENTS. The parties acknowledge that certain ancillary agreements, including without limitation the WorldCom Services Agreement and other agreements described in Section 8.2 of the Agreement and other agreements contemplated by the parties) but excluding those agreements required to be delivered at Closing as described in Section 1 above, may not be finalized and/or executed by or at the Closing in which case the parties agree to negotiate in good faith concerning any such agreements and shall work together to finalize such agreements or other arrangements mutually acceptable to the parties as soon as possible. Provided, however, ILD acknowledges that nothing contained herein shall in any way alter or limit WorldCom's right to charge ILD for all of ILD's minutes (i.e., all minutes whether or not billed by ILD to its end users) which rate (i) will not exceed $0.081 per minute prior to the effect of the Credit described in Section 8.2 while such traffic is on WorldCom's DEX Platform, and (ii) will be the rate as determined under the TRANSCEND Telecommunications Services Agreement as soon as such traffic is migrated to WorldCom's DMS Platform as contemplated by Section 8.2. Further, nothing contained herein shall affect WorldCom's right to retroactively charge LD at any time for all such minutes originated or terminated by ILD on WorldCom's network on or after September 1, 1997. In the event WorldCom is unable to determine the exact number of minutes to be billed to ILD, ILD agrees in good faith to work with WorldCom in developing a method for billing such minutes, including a reasonable estimation of such minutes and a true-up based on actual minutes, if possible.

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     13.  ASSIGNMENT.  Notwithstanding  anything to the  contrary  contained  in
Section 12.4 of the Agreement, WorldCom hereby consents to the assignment by ILD of (i) its rights to acquire certain of the assets to its wholly-owned subsidiary Intellicall Operator Services, Inc. if necessary for the purpose of expediting or simplifying the regulatory approval process, and (ii) the Agreement, either by collateral assignment or foreclosure, to ILD's senior lender. WorldCom covenants and agrees to execute and deliver at Closing all documents requested by ILD's senior lender to further evidence such assignment, including without limitation that certain Collateral Assignment of Documents, a form of which is attached hereto. Provided, any assignment shall not modify, alter or otherwise affect the obligations and duties of ILD under the Agreement.

     14. OTHER PROVISIONS. Except to the extent specifically modified by this Amendment No. 1, all terms and conditions contained in the Agreement shall remain in full force and effect and shall not be altered, modified, amended or changed.

     15. TRANSITIONING OF TRAFFIC. Notwithstanding anything to the contrary contained in Section 8.1 of the Agreement, if WorldCom has not transitioned all of its operator services traffic being handled by Century Telephone's operator services center to one of WorldCom's operator call centers by the Closing Date, and ILD pays a deficiency charge as described in that certain EDS Operator Services Agreement dated July 6, 1992, as amended, as described in Subsection
1.1.A.(iii) above, WorldCom agrees to reimburse ILD to the extent of such deficiency charge but only until such traffic is completely transitioned. Upon request, ILD agrees to provide WorldCom reasonable documentation to support such deficiency charge and ILD's payment to EDS. WorldCom agrees that ILD may net any amount it owes WorldCom for Expenses as described in Section 6 against the amount of any deficiency WorldCom may owe ILD under this Section 12.

     16 CONSENTS. WorldCom agrees and covenants that to the extent that any contracts constituting part of WorldCom's operator services business, including without limitation billing and collection agreements ("LEC Agreements") with various local exchange carriers (the "LECs"), but excluding those Special Agreements described in Section 7 above and the DSC maintenance agreement described in Section 8.3 of the Agreement, require the consent of the party to the agreement other than WorldCom and such consent has not been obtained by the Closing, then (i) ILD shall not assume such agreements, (ii) WorldCom shall use its best efforts to obtain such consents as soon as possible, and (iii) ILD shall not assume such agreements and the parties agree that to the extent permitted by law, WorldCom shall act as ILD's agent as of the Closing Date with respect to the administration of such agreements and shall cooperate with ILD in any additional arrangements so as to provide ILD with the full benefits, including without limitation all economic benefits, with respect to such agreements in a manner consistent with the benefit to be received by ILD had such agreements been assigned. In the event consent is obtained after the Closing, such agreement(s) shall be deemed to be immediately assigned by WorldCom and assumed by ILD without any further action by the parties. In the event consent is not obtained, then WorldCom agrees to (i) indemnify ILD for any Claims (as defined in Section 4.7. A. of the Agreement) incurred by ILD for the failure to obtain such consent if such failure materially affects WorldCom's Operator Services Business which is being sold to ILD, and (ii) use reasonable

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efforts to mitigate  any such Claims by assisting  ILD in  obtaining  any goods, products or services contemplated under such agreements. Provided, further, WorldCom's obligation to indemnify ILD for any Claims arising under this Section 16 shall be limited to the amount of any obligations or liabilities in excess of the obligations or liabilities which would otherwise arise under such agreements (i.e., for which ILD is liable as if the consent was obtained), and shall be further limited as described in Section 4.7.A.(vi) and Section 4.7.C. of the Agreement.

         With respect to the LEC Agreements, WorldCom further agrees and covenants that:

     i. it shall cooperate with ILD and its lenders in transmitting a notice to the LEC within a reasonable time after the Closing Date from WorldCom's Director of Billing Services for WorldCom's Operator Services Business which notice will provide that (i) ILD has purchased WorldCom's Operator Services Business and that payments due with respect to call records submitted after the Closing Date shall be forwarded to a bank account designated by ILD, (ii) such designation can not be revoked, altered or revised without the written consent or acknowledgment of an officer of ILD, and (iii) NationsBank will serve as ILD's senior lender and NationsBank will have a lien on all of ILD's receivables but such lien will be automatically released upon any sale of the receivables represented by the call records submitted for billing and collection. WorldCom covenants and agrees to promptly deliver to ILD copies of any correspondence received by it with respect to any such notices.

     ii. it shall not contact the LECs after the Closing Date to revoke, alter or revise the instructions on the payments due with respect to call records submitted after the Closing Date as described in Subpart i. above unless such action is otherwise agreed in writing by an officer of ILD.

     iii. to the extent, if any, that as of Closing the proposed assignment of any LEC Agreement from WorldCom to ILD has not been consented to by the applicable LEC, then with respect to each such LEC Agreement, and until such time as the consent of the applicable LEC has been received, WorldCom shall, on behalf of ILD and without additional consideration, continue to process all billing and collection tapes submitted by ILD in the same manner previously performed. In addition, WorldCom hereby grants unto ILD a first priority security interest in all receivables and the proceeds thereof which are processed by WorldCom in accordance with the previous sentence (which security interest shall be fully assignable to ILD's senior lender) and shall execute and deliver any and all additional documents, instruments or filings reasonably requested by ILD or ILD's senior lender (including without limitation, that certain Uniform Commercial Code-Financing Statement-UCC 1 attached hereto) to further evidence the foregoing grant or to provide for protections customarily available to a senior secured lender, including without limitation, segregation of proceeds.

     iv. it will execute a letter of instruction to First Union National Bank of North Carolina, a form of which is attached hereto, whereby (i) WorldCom's instructions relative to it deposit account (the "First Union Account") associated with deposits pursuant to the LEC Agreements will be rescinded and canceled effective October 1, 1997, (ii) all deposits to the First

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Union Account will be transferred to a NationsBank-designated account, and (iii)
transfers from the account during the period October 1, 1997 through and including October 31, 1997 will be at the mutual directions of WorldCom and ILD.

         Any breach or default by WorldCom of the foregoing covenants shall be subject to indemnification in accordance with Section 4.7 of the Agreement.

         17. RIGHTS OF SETOFF. ILD and WorldCom hereby mutually agree and acknowledge, in addition to any rights granted under the Agreement (as amended by this Amendment), the Other Agreements (as described in Article VIII of the Agreement), or any agreement, instrument or certificate delivered to the other party in connection with the Closing or as otherwise contemplated by the Agreement (collectively, the "ILD-WorldCom Documents") and not by way of limitation of such rights, and notwithstanding any provisions to the contrary in the ILD-WorldCom Documents, to mutual set-off provisions as follows:

                  A. WorldCom shall be authorized by ILD at any time and from time to time to set off and to appropriate and to apply any and all funds or monies held by WorldCom owed to, or held for the benefit of ILD, against any indebtedness (including any claims for indemnification) at any time owed by ILD to WorldCom; provided, however, that any such set off may be undertaken only if ~ default has occurred which default has not been cured within any applicable cure period, or if no cure period is provided, then after the expiration of two
(2) business days following the provision of written notice to ILD.

                  B. ILD shall be authorized by WorldCom at any time and from time to time to set off and to appropriate and to apply any and all funds or monies held by ILD owed to, or held for the benefit of WorldCom, against any indebtedness (including any claims for indemnification) at any time owed by WorldCom to ILD; provided, however, that any such set off may be undertaken only if a default has occurred which default has not been cured within any applicable cure period, or if no cure period is provided, then after the expiration of two
(2) business days following the provision of written notice to WorldCom.

         18. MIGRATION OF TRAFFIC. Notwithstanding anything to the contrary contained in Section 8.3 of the Agreement, in the event WorldCom fails to migrate all of its traffic off of the Switches and migrate the traffic being acquired by ILD hereunder ("WorldCom's OS Traffic") onto WorldCom's DMS Platform on or before April 1, 1998, WorldCom agrees to "re-rate" WorldCom's OS Traffic and charge LD the rates for such traffic which would otherwise be incurred by ILD if such traffic was on the DMS Platform. In such case, WorldCom agrees to give ILD a credit (or ILD agrees to pay WorldCom) the amount determined owed or owing based on such "true-up".

         19. BILLING AND COLLECTION OF l+ TRAFFIC. Commencing with the Closing Date and continuing through March, 1998, WorldCom agrees to bill and collect ILD's l+ traffic being acquired hereunder which is currently on WorldCom's IXplus billing platform. WorldCom will charge and ILD agrees to pay WorldCom a rate equal to one and three-fourths percent (13/4%) of the

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revenue billed by WorldCom  subject to a minimum  monthly charge of $5,000.  ILD agrees to pay such amount within thirty (30) days following receipt of a WorldCom invoice.

         IN WITNESS WHEREOF the parties have executed this Amendment No. 1 as of the date first written above.


WORLDCOM, INC.                              ILD TELESERVICES, INC.



By:_____________________________            By:________________________________
          (Signature)                                      (Signature)

--------------------------------               --------------------------------
          (Print Name)                                     (Print Name)


By:_____________________________                 ______________________________
           (Title)                                           (Title)



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